September 10, 2008
Dear Fellow Shareholders and Friends:
We are pleased with the financial results of our Company for the first six months of 2008. Despite the continued turmoil in the industry, Bank of Commerce remains profitable, strong and secure. We are performing at a level that places us among the best performing banks in the country.
With the recent Government take-over of the government sponsored entities (‘GSE’) Freddie Mac and Fannie Mae you will be reading of many regional and community banks that have had to take a charge against income for other-than-temporary-impairment (‘OTTI’) to investments of preferred stock in these companies. OTTI, is an accounting principal which requires, in part, that the lost market value of securities be charged to income if a loss has persisted for at least six months.
Bank of Commerce does not hold any Freddie Mac or Fannie Mae preferred stock investments in our portfolio.
We have seen good loan growth and solid expansion of our deposit base. We remain committed to our core values and the local markets. Our capital position continues to be a strength of the organization, as we exceed the ‘well capitalized’ guidelines established by regulatory agencies.
Our focus on quality service, community commitment and building relationships with our customers has made us a trusted and knowledgeable resource to the companies and individuals we serve.
We want to once again thank all of you for your loyal support of Bank of Commerce. Our long-term relationship banking has positioned us for success today and well into the future. We will maintain our strong values and our customers and shareholders will benefit.
Sincerely,
Patrick J. Moty
President and CEO

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